Exhibit 99.1

ProPhase Finalizes Resolution of Long-Standing Litigations

ProPhase Finalizes Resolution of Long-Standing Litigations

DOYLESTOWN, PA--(Marketwire – September 10, 2014) - ProPhase Labs, Inc. (NASDAQ: PRPH) (www.ProPhaseLabs.com) announced today the Company has consummated a definitive, global Settlement Agreement (“Settlement Agreement”) resolving all of its litigation with certain of the Company’s former managers and with certain shareholders. The cases that have been settled include ProPhase Labs, Inc. v. Quigley, et al., Court of Common Pleas of Bucks County, Pennsylvania, Civ. A. No. 2010-08227; ProPhase Labs, Inc. v. Quigley, et al., Court of Common Pleas of Bucks County, Pennsylvania, Civ. A. No. 2011-09815; the appeal filed by the plaintiff in the matter Quigley v. ProPhase Labs. Inc.’s Officers and Directors, el al, Court of Common Pleas of Philadelphia County, December Term, 2011, No. 111200409; together with certain ancillary litigation.

Terms of the Settlement.

The Settlement Agreement resolving these matters provides in part that the parties adverse to the Company in the two Bucks County cases will:

(i) return to the Company up to 3,896,764 shares of the Company’s common stock for which they are listed as the record owners to the Company; and

(ii) remit $440,000 to the Company.

Of the 3,896,764 Company shares which are the subject to the Settlement Agreement, a tranche of 1,453,427 shares (the “Option Shares”) are the subject of a prior agreement between the holder of those shares and a third party whereby the third party obtained an option to acquire those shares. The Option Shares have been escrowed, and in the event the aforesaid option is validly exercised, the Company will receive the net proceeds (i.e., net of $500,000 of expenses and costs one of the defendants would incur which the Company will defray, as set forth below) of the purchase price for those Option Shares, and the shares would then be delivered to the purchaser. If the third party does not acquire the Option Shares, the shares will be delivered to the Company.

The Settlement Agreement also provides that the Company, in turn, will fund, or will deduct from the exercise price to be paid if the option is exercised, up to $500,000 for the benefit of one of the defendants, to defray certain costs and expenses associated with the transactions concerning the Option Shares.

Pursuant to the Settlement Agreement, the parties also have agreed to (i) a mutual release of all claims, (ii) a standstill agreement whereby, for a period of ten years, the adverse parties will not acquire Company shares, and (iii) the dismissal of all pending litigation involving the Company, its directors and affiliates on the one hand, and the other parties.

Ted Karkus, the CEO of the Company, stated: “This Settlement Agreement resolves important legal issues for the Company and returns a significant number of shares to our treasury. We will reduce the number of shares outstanding from 19,299,213 shares to either (x) 15,402,449 shares and no additional cash consideration to the Company if the option is not exercised, or, (y) in the event of the valid exercise of the option and the purchase of all of the Option Shares, 16,855,876 shares would be outstanding and the Company would receive net proceeds of approximately $1.5 million in cash (i.e., net of the $500,000 expense reimbursement provisions referred to above). Perhaps most important, these arrangements allow the Company and its management team to devote all of their time, attention and resources towards the continued growth and success of ProPhase.

Mr. Karkus added: “The return of these shares to the Company will help offset dilution which might arise from issuing more shares in the future to continue to fund working capital and new product development costs.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® Cold Remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® Cold Remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® Cold Remedy lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Contact:

Press Only Contact	Investor Contact
Laura Maxey	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 452-6400	Tel: (215) 345-0919 x 0
lmaxey@5wpr.com